EXHIBIT 99.1

news release
Enzo Biochem, Inc. 527 Madison Avenue New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM ACQUIRES ASSAY DESIGNS, INC.
FURTHER EXPANDING LIFE SCIENCES OPERATIONS

Acquisition Seen to be Accretive to Operating Results,
Providing a Broader Complementary Product Line and Experience in
Immunoassay Development

     NEW YORK, NY, March 12, 2009 -- Enzo Biochem, Inc. (NYSE:ENZ) today announced the acquisition of substantially all the assets of privately-owned Assay Designs, of Ann Arbor, MI, for a purchase price of approximately $12.2 million in cash, subject to post-closing purchase price adjustments based on Assay Design’s working capital as of the closing date. The acquisition is expected to be accretive to operating results. Founded in 1992, Assay Designs sells worldwide a steadily expanding research product line that includes kits and reagents for the detection and quantification of small molecules and proteins that are important in inflammation and immunity, oxidative and cellular stress, steroid and hormone biology, cell signaling, and bioenergetics.

     “This acquisition represents another important step in our strategy to build Enzo Life Sciences,” said Carl Balezentis, President of Enzo Life Sciences “Assay Designs has annual revenues exceeding $11 million. Its research product line which has a strong market and brand position provides an effective complement to those products produced and marketed globally by Enzo Life Sciences under the Alexis and Biomol brands, and which lends itself to benefit from our Company’s growing international marketing and sales capabilities in the life sciences field. Assay Designs also provides us with vast experience in protein, antibody and immunoassay development, and manufacturing”

     “Joining with Enzo Life Sciences is a natural progression for the company” said Daniel Calvo, President and CEO of Assay Designs. “Their complementary product lines and global infrastructure will enable Assay Designs to achieve accelerated growth and a stronger market position than can be accomplished as a standalone company. We look forward to participating in Enzo’s on-going expansion as a leader in the life sciences and improving our position within the international scientific community.”

     “The acquisition of Assay Designs represents another step forward for Enzo Biochem, which now will be approaching $100 million in annual revenues,” said Barry Weiner, President of Enzo Biochem, Inc. “Moreover, it underscores our strategies to position Enzo in the rapidly developing fields of scientific and medical research and diagnostics, where the practice of medicine is inevitably headed. Bringing healthcare

EXHIBIT 99.1

costs down is now a global priority. At the forefront of this effort will be programs to identify illnesses long before they become critical and require extended treatment and hospital stays. Enzo Life Sciences now reaches a very broad market focused on these programs, and along with the practical applications available through Enzo Clinical Labs, and our IP base, our Company is uniquely positioned to participate in this important effort.”

     Assay Design’s senior management will remain actively involved with Enzo Life Sciences. With this latest acquisition, Enzo Life Sciences now has US operations in New York, Pennsylvania, Michigan and California, and overseas facilities in Switzerland, the UK and Belgium, as well as more than 50 distributors worldwide.

About Enzo

     Enzo Biochem is engaged in the research, development, manufacture and licensing of innovative health care products and technologies based on molecular biology and genetic engineering techniques, and in providing diagnostic services to the medical community. Enzo’s Life Sciences division develops, produces and markets proprietary labeling and detection products for gene sequencing, genetic analysis and immunological research among others. Its catalog of over 33,000 products serves the molecular biology, drug discovery and pathology research markets. The Company's therapeutic division is in various stages of clinical evaluation of its proprietary immune regulation medicines for uveitis and Crohn's Disease and conducts pre-clinical research on several candidate compounds aimed at producing new mineral and organic bone, including technology that could provide therapy for osteoporosis and fractures, among other applications. Enzo’s Clinical Labs division provides routine and esoteric reference laboratory services for physicians in the New York Metropolitan and New Jersey areas. Underpinning the Company’s technology and operations is an extensive intellectual property estate in which Enzo owns or licenses over 230 patents worldwide, and has pending applications for over 200 more. For more information visit our website www.enzo.com.

     Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:
For: Enzo Biochem, Inc.
Steven Anreder, 212-532-3232	Or	Michael Wachs, CEOcast, Inc., 212-732-4300